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EXHIBIT 10.2


                    DISTRIBUTION AND MANUFACTURING AGREEMENT
                    ----------------------------------------

         THIS DISTRIBUTION AND MANUFACTURING AGREEMENT (this "Agreement") is made this 12 day of November 2002 between FALCON PICTURE GROUP, LLC (hereinafter referred to as "Falcon") and GENIUS PRODUCTS, INC. (hereinafter referred to as "Distributor").

                                    RECITALS:
                                    ---------

         A. Falcon and Larry Harmon Pictures Corporation (hereinafter referred to as "Licensor") are parties to that certain License Agreement dated May 15, 2002, a copy of which is attached hereto as EXHIBIT A (the "License Agreement"). All capitalized words and phrases that are used, but not otherwise defined, in this Agreement shall have the meanings ascribed to such terms in this License Agreement.

         B. Falcon now desires to appoint Distributor as its exclusive distributor for the Licensed Article(s) for the Territory and Distributor desires to accept such appointment, all upon the terms and conditions set forth herein.

         C. Licensor consents to the appointment of Distributor as Falcon's exclusive distributor for the Licensed Article(s) in accordance with the terms and conditions set forth herein.

         IN CONSIDERATION of the above recitals, which are hereby incorporated in their entirety and made a part of this Agreement, and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. LICENSE AGREEMENT: This Agreement shall, at all times, be subject to the terms, conditions, covenants and restrictions contained in the License Agreement, which is hereby incorporated in its entirety and made a part of this Agreement. Distributor shall (a) not take any action which would violate or cause Falcon to violate any of the terms of the License Agreement, and (b) take any and all action which is reasonably calculated to comply or cause Falcon to comply with Falcon's covenants under the License Agreement, including but not limited to seeking the necessary approvals of Licensor. All capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the License Agreement.

         2. EXCLUSIVE DISTRIBUTOR: Except as otherwise provided herein, Falcon hereby appoints Distributor as Falcon's exclusive distributor for the Licensed Article(s) in VHS videocassette ("Video Tape") and Digital Video Discs ("DVD") in the Territory for sales made through wholesale, retail, direct-to-consumer and e-commerce channels of trade. Provided that Distributor (a) is not in material default of the terms of this Agreement and (b) has not taken or omitted to take any action, or caused or permitted any occurrence, event, or circumstance, that constitutes, creates, results in or contributes to any breach or default of the License Agreement (which breach or default has not been fully and completely remedied within ten (10) days after receiving notice of the same), Falcon agrees that it shall not, at any time during the Term, directly or



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indirectly manufacture or produce any of the Licensed Article(s) or sell or offer to sell any of the Licensed Articles to any person or entity (other than Distributor) located within the Territory, except as otherwise permitted herein. Distributor acknowledges that it may only sell, distribute, market and promote the Licensed Article(s) in Collections and may not sell, distribute, market and promote the Licensed Article(s) as single DVDs or Video Tapes or in any other format or packaging without the prior written consent of both Falcon and Licensor.

         3. REPRESENTATIONS BY LICENSEE: Falcon is entering into this Agreement in reliance upon Distributor's representations (a) that Distributor (including, but not limited to, its vendors, service providers, suppliers, outside sales representatives and independent contractors) has ample manufacturing, sales and distribution facilities to enable Distributor to exploit fully the rights granted to Distributor throughout the Territory, and (b) that Distributor does not have and shall not undertake or have any commitments, obligations or agreements inconsistent with the obligations undertaken by Distributor pursuant to this Agreement.

         4. TERM: The term ("Term") of the rights granted to Distributor under this Agreement shall commence on November 12, 2002 and shall continue and include any Option Terms under the License Agreement and shall terminate immediately upon the earlier of (a) the termination or expiration of the rights granted to Falcon under the License Agreement for any reason whatsoever, with
(i) Distributor to receive notice of any such termination or expiration of rights from Falcon promptly upon Falcon's knowledge of same, and (ii) Distributor being granted the opportunity to cure any default giving rise to a potential termination of the License Agreement and recoup from Falcon any payments made to cure any such default, or (b) the termination of this Agreement pursuant to Article 27. Distributor acknowledges and understands that (i) under no circumstances will any of the rights granted to Distributor hereunder outlive or outlast the underlying grant of rights to Falcon, and (ii) in the event that the rights granted to Distributor hereunder are terminated or otherwise expire, the parties shall continue thereafter to perform their respective obligations hereunder to the extent those obligations survive such termination or expiration, as provided in Article 29 below.

         5. TERRITORY: The rights granted to Distributor hereunder shall be exercised solely in the following Territory(s): the World.

         6. APPROVALS: Within thirty (30) business days after the execution of this Agreement, Distributor shall submit to Falcon (and Falcon shall in turn submit to Licensor) designs, drawings, layouts and art-related artwork and materials (hereinafter collectively referred to as "Artwork") showing in detail the method or manner of the proposed use of the Characters (as defined in the in License Agreement) in connection with the initial Collection of Licensed Article(s), their packaging (I.E., including, but not limited to labels, video jackets and DVD covers), proposed advertising and promotional materials, or any other materials of any kind or nature. Falcon and Licensor shall have the right to approve or disapprove each such method or manner of use. Falcon's and Licensor's approval or disapproval of each such item so submitted shall be given in writing within twenty-five (25) business days following their actual receipt of the respective submitted item. Failure of either Falcon or Licensor to give written disapproval of each such submitted item within said twenty-five (25) business days shall constitute approval. Written disapproval shall be deemed timely given within said twenty-five (25) business days, when the same is deposited in the mail as certified mail, return receipt requested, or sent by overnight courier, return receipt, or personally delivered to Distributor at its

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address as set forth in Article 33 or by telefax or express carrier. Distributor shall have the right to use for all purposes hereunder only the specific Artwork which has been approved by Falcon and Licensor as herein set forth. All Artwork (including all elements created by Distributor for and in connection with the Licensed Article(s)) and the copyright in such Artwork used by Distributor in connection with the exploitation of Distributor's rights hereunder shall be the sole and exclusive property of Licensor. Any and all original Artwork shall be sent to Licensor at no cost and prepaid at Falcon's or Licensor's request (as may be applicable), but in no event later than twenty-five (25 days) following the termination or expiration of this Agreement.

         7. QUALITY AND INSPECTION. The Licensed Article(s) shall be of good quality. Prior to beginning full-scale production of any Licensed Article(s), Distributor shall submit samples of each such Licensed Article(s) to Falcon and Licensor for approval. Either Falcon or Licensor may withhold its approval in its absolute discretion. Distributor shall not sell any Licensed Article(s) unless and until Falcon notifies Distributor in writing that the sample of that Licensed Article has been approved by both Falcon and Licensor; PROVIDED, HOWEVER, if written notice of disapproval is not given to Distributor within fifteen (15) business days after Falcon's and Licensor's actual receipt of same by Distributor of any Licensed Article(s) for approval, then Falcon and Licensor will be deemed to have approved of same. Distributor shall, at its own expense, submit to Falcon and Licensor, on June 15 of each year, or more frequently at Falcon's or Licensor's reasonable request, representative production samples of the Licensed Article(s) manufactured by or for Distributor to which any Character or related mark (hereinafter referred to as a "Mark") is applied, in their usual packaging, for inspection by Falcon and Licensor. The Licensed Article(s) shall conform in all respects to the samples approved by Falcon and Licensor. Distributor shall also periodically send to Falcon upon Falcon's request (but not more than two times during each calendar year of this Agreement), an inventory list outlining and identifying all inventory of the Licensed Article(s) currently in Distributor's possession and in the process of manufacture. Upon Falcon's or Licensor's request, Distributor shall remove from sale under the Marks any product which does not meet the quality standards required under this Article 7. Distributor shall also permit representatives of Falcon and Licensor to inspect the place of manufacture of the Licensed Article(s) a minimum of one time per year during the Term of this Agreement, including but not limited to the laboratory(ies) in which the Licensed Article(s) are copied and/or produced, during ordinary business hours. In addition, each of Falcon and Licensor shall have the continuous right, at their reasonable discretion, to approve of the manufacturer(s) of the Licensed Article(s) for quality control purposes.

         8. DELIVERY OF MASTERS: Within forty-five (45) days after the execution of this Agreement, Falcon shall deliver to Distributor, at Falcon's sole cost, digitized pre-restored cleaned and remastered masters (the "Masters") of twelve
(12) half-hour episodes of the Bozo's Big Top television show (as described in Article 2 of the License Agreement) in the following format: DVD-R. Distributor shall use the Masters solely for the production/manufacture of the Licensed Article(s). Within one hundred twenty (120) days after the execution of this Agreement, Falcon shall deliver to Distributor, at Falcon's sole cost, Masters of an additional twelve (12) half-hour episodes of the Bozo's Big Top television show. Notwithstanding anything to the contrary stated herein, the Masters shall remain the sole property of Falcon and shall be returned immediately by Distributor to Falcon upon the termination of this Agreement for any reason.

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         9. EDITING: Distributor shall not edit or cut any of the half-hour episodes of "Bozo's Big Top" television show (as described in Article 2 of the License Agreement) in any manner whatsoever, unless it receives Falcon's and Licensor's prior specific written approval to do so. Each DVD, Video Tape and/or Collection shall contain Licensor's and Falcon's written trademarks and copyright notices (which shall be pre-approved by Falcon and Licensor). Falcon shall select the opening and closing to be used on each DVD, Video Tape and/or Collection. Distributor shall not change or cut the titles of the episodes or add new titles to the episodes. Distributor warrants and guarantees that each DVD, Video Tape and/or Collection shall contain Licensor's and Falcon's written pre-approved trademark and copyright notices in the opening and closing credits and in such language and sized lettering as is pre-approved by Licensor in writing, Distributor shall not remove, edit, cut and/or reproduce any Bozo cartoons that appear on any and all of the half-hour episodes of "Bozo's Big Top" television show (as described in Article 2 of the License Agreement), nor shall any such Bozo cartoons be shown and/or utilized in any manner whatsoever by themselves (I.E., Bozo cartoons must be shown and/or utilized in the Licensed Article(s) in their original form as part of the half-hour episodes of "Bozo's Big Top" television show exactly as they were originally televised and as delivered to Distributor by Falcon).

         10. COPY PROTECTION: Distributor shall produce the DVDs and Video Tapes with all regional codes incorporated into them so that all DVDs and Video Tapes may be played anywhere in the world. Distributor shall also incorporate a bug into the Licensed Article(s) (I.E., a logo of some type, the content of which shall be provided by Falcon and/or Licensor to Distributor prior to the manufacturing of the Licensed Article(s)) which is permanently displayed in a corner on the actual DVDs and Video Tapes so as to evidence bootlegging of the Licensed Article(s) and in an effort to prevent the unauthorized duplication/copying of the Licensed Article(s). Distributor shall also utilize a Content Scrambling System (CSS) (a data encryption and authentication scheme which is intended to prevent the unauthorized copying of video files directly from DVD-Video discs) and/or an analog protection system such as Macrovision which is utilized to prevent the unauthorized copying of Video Tapes at such time as such copy protection efforts become financially feasible for Distributor to implement.

         11. COPYRIGHT/TRADEMARK NOTICE: The parties hereto acknowledge that the Characters are protected under the copyright, trademark and unfair competition laws of the United States and of other countries. Distributor warrants and covenants to do nothing, by way of omission or commission, which might in any way impair, dilute or destroy Licensor's rights in and to the Characters. Accordingly, Distributor shall imprint on each of the Licensed Article(s) in such a manner that it may easily be read by the naked eye for no less than five
(5) seconds (I.E., on the film or negative of the actual footage which is incorporated into each of the Licensed Article(s)) and shall reproduce on all packaging, labeling, advertising and promotional materials used in connection therewith, the "BOZO" TM seal set forth in EXHIBIT 1, attached to the License Agreement, plus the phrases:

         a) (C) (insert year of first distribution of item(s) concerned) Larry Harmon Pictures Corporation.

         b) "BOZO" is a trademark of Larry Harmon Pictures Corporation, Hollywood, California, 90028, U.S.A. and is used under license.

                                       4


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[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

Whenever the phrase "BOZO" is used on any packaging, advertising, and promotional materials as the name or title of any of the Licensed Article(s), then Distributor shall insert the phrase: "Larry Harmon's" before the phrase:
"BOZO TM THE WORLD'S MOST FAMOUS CLOWN," to wit:

                                "LARRY HARMON'S"
                                    "BOZO" TM
                         "THE WORLD'S MOST FAMOUS CLOWN"

In addition, Distributor shall also immediately incorporate and use any different or any additional legal notices as Falcon or Licensor may direct in the future on any and all Licensed Article(s), packaging, advertising and promotional materials that have not been manufactured as of the date of such direction/notification by Falcon or Licensor. Distributor shall also include Licensor's "Bozo.com" and Falcon's "falconpicturegroup.com" logos on all of the Licensed Article(s) and on all packaging, advertising and promotional materials manufactured for and in connection with the Licensed Article(s) and shall guarantee that the "Bozo.com" and "falconpicturegroup.com" logos shall always be easily legible to the naked eye.

         12. COPYRIGHT OWNERSHIP: The parties acknowledge that the copyright in the Licensed Article(s) (including, without limitation, each Collection, each episode within a Collection, all other content, all related labeling and packaging, in all forms, including without limitation, audio, visual or audio/visual content in analog form and digital form, source code, object code and binary ones and zeros) shall be the sole and exclusive property of Licensor (subject to the rights granted to Falcon in the License Agreement). Distributor agrees to sign any assignments or other documents upon request of Falcon and/or Licensor to establish or confirm Licensor's rights in the aforesaid copyrights and trademarks. Should Distributor fail to execute any such documents for any reason Distributor hereby appoints each of Falcon and Licensor as Distributor's attorney-in-fact for the purpose of executing such documents. These appointments are irrevocable and coupled with an interest.

         13. DISTRIBUTION FEES AND ROYALTIES:

                  (a) INITIAL ADVANCE: Concurrently with the execution of this Agreement, Distributor shall deliver and pay to Falcon a non-refundable, recoupable advance against the Distribution Fees (defined below) in the amount of **. The payment of such advance shall entitle Distributor to produce, manufacture, market and sell, on the terms set forth herein (and subject to the terms of the License Agreement) initially two (2) Collections (or a maximum of twenty-four one-half hour episodes) during the Term of this Agreement.

                  (b) ADDITIONAL ADVANCES: Distributor shall pay to Falcon additional non-refundable, recoupable advances against the Distribution Fees (each an "Additional Advance") in the following amounts and within the following deadlines:

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[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

------------------------------- ------------------------------------------------
       AMOUNT OF ADVANCE                       PAYMENT DEADLINE
------------------------------- ------------------------------------------------
              **                        On or before November 1, 2003
------------------------------- ------------------------------------------------
              **                        On or before November 1, 2004
------------------------------- ------------------------------------------------
              **                        On or before November 1, 2005
------------------------------- ------------------------------------------------
              **                        On or before November 1, 2006
------------------------------- ------------------------------------------------

         For each Additional Advance paid by Distributor to Falcon, Distributor shall have the right to make an additional Collection of twelve (12) half-hour episodes of "Bozo's Big Top" television show (as described in Article 2 of the License Agreement), to be produced, manufactured, sold, marketed and promoted in accordance with this Agreement.

                  (c) DISTRIBUTION FEES: During the period commencing on the date hereof and continuing until the earlier of (i) the date that is eighteen (18) months after the date hereof, or (ii) the date that Distributor reaches ** in sales (I.E., gross billings) of Licensed Article(s) (the "Initial Period"), Distributor shall pay to Falcon a fee ("Distribution Fee") in a sum equal to ** of the net wholesale price of the Licensed Article(s) (I.E., in the case of Collections sold hereunder, ** of the net wholesale price of each Collection), as such net wholesale price is defined below. Following the expiration of the Initial Period, and continuing throughout the remainder of the Term, the Distribution Fee shall increase to ** of the net wholesale price of the Licensed Article(s) for all Licensed Article(s) sold by Distributor after the Initial Period. The Distribution Fees shall be payable along with each Sales Report required to be delivered under Article 16 below and shall be based upon all sales shown in such Sales Report.

                  (d) ROYALTIES:

                           (i) ADVANCES. Falcon has paid to Licensor the initial
                  guaranteed advance against royalties required under the License Agreement. Falcon shall be permitted to recoup from those royalty payments the full amount of such advance. All future royalty advances called for under the License Agreement shall be paid, when due, by Distributor to Falcon (and then remitted by Falcon to Licensor). Distributor shall be permitted to recoup from future royalty payments otherwise becoming due hereunder any recoupable advances hereafter paid by Distributor pursuant to this Agreement.

                           (ii) ROYALTY FEES. In addition to the Distribution
                  Fees throughout the Term, Distributor shall pay to Falcon a royalty fee ("Royalty Fee") in a sum equal to ** of the net wholesale price of the Licensed Article(s), but in no event less than (i) ** per Collection sold under normal/customary circumstances, (ii) ** per Collection sold during a special promotion and/or under any other circumstances (I.E., under all circumstances other than normal/customary circumstances),

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[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

                  and (iii) ** per each single DVD or Video Tape containing the Licensed Article(s) sold by Distributor subject to Distributor's obtaining the necessary permission to sell single DVDs and Video Tapes pursuant to Article 2 above. The Royalty Fees shall be payable along with each Sales Report required to be delivered under Article 16 below and shall be based upon all sales shown in such Sales Report.

                  (e) NET WHOLESALE PRICE: As used in this Article 13, the term "net wholesale price" shall mean the Distributor's total gross billings (not including taxes or shipping charges) for the Licensed Article(s) (I.E., for each of the Collections), reduced only by normal trade discounts actually taken and credits or refunds actually issued for returned or damaged merchandise, reserves for returns by customers, chargebacks, and/or bad debt. Any reductions for reserves shall be offset by the actual credits or refunds made and paid through to Falcon by Distributor within 30 days upon receipt of reserves payment to Distributor.

         14. COSTS OF DISTRIBUTOR: Notwithstanding anything to the contrary stated herein, Distributor shall bear all costs and expenses of reproducing, packaging, selling, advertising and promoting the Collections and Licensed Article(s) and all costs and expenses of accepting, filling and shipping orders for Collections and Licensed Article(s).

         15. SALES BY LICENSOR AND/OR FALCON: Distributor acknowledges that Licensor and/or Falcon may assist Distributor in the exploitation of the Licensed Article(s) (which may include, but which shall not be limited to, the talent and time contributed by Licensor and/or Larry Harmon in granting interviews to various media to enhance the awareness and sales of the Licensed Article(s) as well as Licensor's assistance and and/or Larry Harmon's assistance in helping to market and promote the Licensed Article(s) through such efforts as co-marketing opportunities between Falcon and Licensor's other licensees and tie-ins for cross promotions).

         16. ACCOUNTING: Distributor shall submit to Falcon a separate accounting for each separate country and/or foreign Territory quarterly, as soon as possible and in any event not later than the tenth (10th) day of the month following the end of the preceding calendar quarter and each statement of account so rendered ("Sales Report") shall be accompanied by payment of the amount then shown due to Falcon thereon. Such Sales Reports shall be complete in all respects and shall reflect all sales and shipments as to each of the Licensed Article(s) (including but not limited to the names/locations of any and all purchasers (I.E., all retailers) and the dates of their respective purchases of the Licensed Article(s)) and all returns and all discounts. Distributor shall keep and maintain full and accurate books and records at its office located at 11250 El Camino Real, Suite 100, San Diego, CA, which books and records shall be available at all times during business hours for inspection and audit by Falcon and Licensor or its/their authorized representatives with reasonable notice of any contemplated inspection or audit being provided to Distributor. All information reflected in said statements or obtained by Falcon and Licensor from any such inspection or audit shall be treated as confidential, except to the extent that the same is necessarily disclosed in the enforcement or defense of any claim hereunder. If there is any discrepancy between the amount due to Falcon and the amount reported by Distributor which exceeds five percent (5%), then Distributor shall bear the full and complete cost of the audit and shall remit forthwith the difference due Falcon.

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[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

         17. UNION FEES: Distributor shall be responsible for the payment of half of any and all fees (up to a maximum fee of ** per Collection or ** per single DVD or Video Tape) that are due and payable to any and all applicable Union(s) (I.E., including, but not limited to, SAG and/or AFTRA) which are related to the release of the half-hour episodes of the "Bozo's Big Top" television show (as outlined in Article 2 of the License Agreement). Such fees shall include, but may not be limited to, any and all residual fees and fees for health and retirement/pension and welfare funds. Falcon and/or Licensor shall pay directly to said respective Union(s) all such fees as per said respective Union's requirements and shall notify Distributor in writing of the amount of such fees paid to said respective Union(s) and shall invoice Distributor in the amount of half of such fees. Distributor shall remit payment to Falcon and/or Licensor for said half of such fees no later than ten (10) calendar days from the date on the invoice from Falcon and/or Licensor.

         18. SAMPLES: Distributor shall furnish to Falcon prior to the marketing, sales and distribution of the Licensed Article(s), at no cost to Falcon and freight prepaid, ** of the DVDs and ** samples of the Video Tapes included in each Collection of the Licensed Article(s) and shall furnish ** samples of the DVDs and ** samples of the Video Tapes included in each Collection to Falcon thereafter during each year of the Term of this Agreement. The ** samples of the DVDs and ** samples of the Video Tapes shall be accompanied by a statement from Distributor as to when and where the subject Licensed Article(s) was first marketed (I.E., placed on sale). This information may be used by Licensor in filing copyright claims and trademark applications, in its name, for each Licensed Article(s), and for enforcement and trademark maintenance. At Falcon's specific request, Distributor agrees to furnish to Falcon, at the **, a reasonable number of additional samples of the DVDs and Video Tapes in excess of those referred to hereinabove in this Article for promotional, marketing and/or sales purposes. Distributor shall further reduce the price at which it sells the Licensed Article(s) to Licensor and/or Falcon by an additional **, in which case Distributor shall not pay to Falcon a ** royalty as is required in Article 13 hereinabove.

         19. INDEMNIFICATION: Distributor hereby indemnifies each of Falcon and Licensor from and against any and all claims, demands and causes of action arising out of (i) the unauthorized use of any patent, process, method, device or other intellectual property by Distributor in connection with the manufacture, distribution, promotion or sale of the Licensed Article(s), (ii) actual and alleged defects in the Licensed Article(s), and (iii) any accident, injury, damage or product liability claim of any kind involving the Licensed Article(s), and Distributor agrees to defend Falcon and Licensor and hold each of Falcon and Licensor harmless at no cost or expense to Falcon or Licensor whatsoever, including, without limitation, damages, attorneys fees, court costs and expenses of investigation and defense. As used in the preceding sentence, the terms "Falcon" and "Licensor" shall include each of their respective subsidiaries, affiliated companies, successors or assigns and all officers, authorized agents, directors, and employees thereof.

                                       8


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         Falcon warrants and represents that it has entered into the License
Agreement and has the exclusive right and authority to enter into this Agreement and to grant the rights granted herein. Falcon hereby indemnifies and holds Distributor, which shall include Genius Products, Inc., its subsidiaries, affiliated companies, successors or assigns and all officers, authorized agents, directors and employees, from and against any and all claims, demands and causes of action arising out of any claims in connection with Distributor's use of the Licensed Article(s) to the extent (and only to the extent) such use is pursuant to and in accordance with all of the terms and conditions of this Agreement.

         20. INSURANCE: Distributor shall obtain and maintain, throughout the term of this Agreement, and for the longer of ten (10) years following the expiration or termination of this Agreement or the expected useful life of the Licensed Article(s), Product Liability Insurance and General Liability Insurance providing protection for Falcon and Licensor, as those terms are defined in
Article 19, against any and all claims, demands, suits, and causes of action named in Article 19. Such insurance shall be underwritten by insurers satisfactory to Falcon and shall be written within the limit of not less than One Million U.S. Dollars ($1,000,000.00) in the aggregate. Distributor shall furnish Falcon and Licensor within fifty (50) days after the execution of this Agreement with a certificate of the insurer(s) with respect to such insurance, stating thereon the limits of liability, the period of coverage, the parties insured, including an endorsement naming each of Licensor and Falcon as additional insureds and containing an agreement by the insurer(s) not to terminate or materially modify such insurance without first notifying Falcon and Licensor in writing at least thirty (30) business days in advance of such termination or modification. The existence of the aforesaid insurance shall not mitigate, alter or waive the indemnity provisions hereof, nor shall either Falcon or Licensor be responsible for the payment of premiums, or for the payment of any charges, taxes, assessments or other costs for such insurance.

         21. GOODWILL: Distributor acknowledges that the Characters enjoy a world-wide reputation, that there is great value in the publicity and goodwill associated with the names and likenesses of the Characters, and in such connection, Distributor acknowledges that such goodwill exclusively belongs to Licensor and that the Characters have acquired secondary meaning in the eyes of the public. All use of the Characters in any format, as approved by Licensor, shall inure to the benefit of Licensor. Distributor agrees that it will not, directly or indirectly, during the term of this Agreement or at any time thereafter, contest, attack or challenge any right, title or interest of Licensor or Falcon in and to their respective trademarks, service marks or copyrights, or harm, misuse or bring into disrepute the Characters and shall protect and defend the Characters, and will not attack the validity of this Agreement in respect to all of the foregoing. Distributor agrees that it will not now or at anytime thereafter make any claim or assert any rights, title or interest in and to Licensor's or Falcon's trademarks, service marks or copyrights. Distributor agrees that it will not use or authorize the use of a trademark, service mark, trade name or other designation identical with or confusingly similar to any of the Characters' trademarks, and shall not use, create or authorize others to use or create characters or character representation similar to the Characters except as permitted in this Agreement. Distributor further agrees that its use of the Characters is limited to that which is specifically provided in this Agreement and the License Agreement. Distributor agrees that it will not use any representation of the Characters whatsoever, under any conditions or circumstances, without written approval from Falcon and Licensor.

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         22. RIGHTS AND OBLIGATIONS TO REPRODUCE, MARKET AND SELL: Distributor
agrees that it will do all commercially reasonable things necessary to carry on a successful commercial operation with respect to the exploitation of the Licensed Article(s) throughout the Territory, to the end that the maximum receipts may be obtained therefrom. Distributor shall use commercially reasonable efforts to sell and distribute the Licensed Article(s) to retail outlets for sale and distribution direct to the public only, and to jobbers, wholesalers and distributors for sale and distribution to retail outlets only. Except as permitted by Licensor and Falcon in writing, Distributor shall not sell to any jobber, wholesaler, distributor, retail outlet, or any other source whatsoever if Distributor has reason to believe, or is on notice that such purchaser intends to use the Licensed Article(s)for publicity purposes, competition sales, premiums, giveaways or similar methods of merchandising or marketing, nor shall Distributor have any right whatsoever to use the Licensed Article(s) for such purposes. In no event shall Distributor sell the Licensed Article(s) in job lots at reduced prices without the prior written consent of Falcon and Licensor. Distributor may sell the Licensed Article(s) to mail order outlets, provided that said mail order outlets are not of a scandalous or disparaging nature so as to compromise the integrity and goodwill of the Characters in any way whatsoever. Distributor shall provide Falcon with a minimum of two (2) copies of each of the mail order catalogs in which the Licensed Article(s) is marketed and/or sold no later than fifteen (15) business days following the placement of the Licensed Articles in said catalog. In the event that Distributor wishes to market and/or distribute the Licensed Articles in a channel of commerce other than the channels of commerce as specifically authorized in this Article, then Distributor shall provide Falcon with a written request to market and/or distribute the Licensed Articles in such other channel of commerce (said written request shall include all pertinent information necessary for Falcon to provide Distributor with written approval or disapproval) and Falcon shall provide Distributor with written approval or disapproval by Falcon and Licensor of same, such approval not to be unreasonably withheld or delayed.

         Distributor may also sell the Licensed Article(s) on the Internet and may display and reproduce Bozo as part of the title of a Collection in connection with such sale of the Licensed Article(s) on the Internet. However, Distributor may not use, portray, display, or reproduce the names and/or likenesses of the Characters on the Internet in any other manner, unless Falcon and Licensor specifically approve such use in writing in accordance with the procedures set forth elsewhere in this Agreement. Distributor agrees that it shall not register or seek to register the names BOZO THE CLOWN, BOZO, BOZO'S BUDDIES, or any of the names of the specific BOZO'S BUDDIES characters, or any other names in any language that are identified with the names and/or characters of BOZO THE CLOWN, BOZO, or BOZO'S BUDDIES, as a domain name or as part of a domain name in any domain name registry in the world. Distributor further agrees that to the extent it is approved by Falcon and Licensor to use the names and/or likenesses of the Characters on the Internet, it will cease such uses forthwith upon expiration or termination of this Agreement and will take whatever steps are necessary to ensure that such use ceases forthwith at that time.

         Distributor agrees that each DVD, Video Tape produced hereunder shall contain at the beginning an advertisement for "bozostore.com" and/or "bozo.com" or such other advertisement that Licensor advises Licensee of prior to the production/manufacturing of any group of Bozo DVDs and/or Video tapes in a form

[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

supplied and approved by Licensor. Without limiting the foregoing, with regard to any (a) DVD produced hereunder, such advertisement shall be accessible as an option appearing on the menu screen, and (b) Video Tape produced hereunder, such advertisement shall be inserted prior to the commencement of the first Bozo episode contained on such Video Tape but such advertisement will not exceed 30 seconds in length.

         23. SUPPORT MATERIALS: Falcon shall deliver to Distributor copies of all artwork, logos, written information and other materials received from Licensor for Distributor's use in connection with the packaging, promotion, marketing and sale of Collections of the Licensed Article(s). All such uses by Distributor of the above mentioned items supplied by Falcon shall be subject to Falcon's and Licensor's written approval as outlined in Articles 6 and 7 above.

         24. [INTENTIONALLY DETETED]

         25. INTERNET SALES BY FALCON AND LICENSOR: Distributor acknowledges that Falcon and Licensor may, at their sole discretion, include the Licensed Article(s) on their respective web sites for sale and distribution direct to the public. In the event that Falcon and/or Licensor wish to purchase the Licensed Article(s) from Distributor for Falcon's or Licensor's resale on their respective web sites, then Distributor shall sell the Licensed Article(s) to Licensor at a price equal to **. Distributor shall further reduce the price at which it sells the Licensed Article(s) to Licensor by an additional **, in which case Distributor shall not pay to Falcon a ** royalty as is required in Article 13 hereinabove. Otherwise, however, Licensor may forego said additional ** reduction in price, in which case Distributor shall be required to pay Falcon a ** royalty on the sale of said Licensed Article(s) to Falcon for Falcon's placement of the Licensed Article(s) on its web site (as is required in Article 13 hereinabove). In the event that Falcon and/or Licensor wishes to sell the Licensed Article(s) on their respective web sites, Falcon and/or Licensor may choose to create a special collector's packaging for a respective Collection in order to differentiate said Collection from the Collections that are being sold at retail, in which case Distributor shall assist Falcon and/or Licensor in creating special collector's packaging and Falcon and/or Licensor may charge, in their sole discretion, whatever price they so wish for this special Collection, provided that the price of said Collection is not less than **.

         26. FREE GOODS: Distributor shall have the right to give-away as free goods a quantity of the Licensed Article(s) per year equal to a maximum of ** of the gross Collections sold during the prior year of this Agreement. Said free goods shall be used by Distributor to market and promote the Licensed Article(s) to retailers and other potential purchasers of the Licensed Article(s).

         27. PUBLICITY: Distributor shall hire a public relations firm, at such time(s) as Distributor deems most appropriate, to support the sales and distribution of the Licensed Article(s) at retail utilizing marketing and promotional tools such as end cap displays, countertop and point-of-purchase displays and print advertising opportunities, to blanket media nationally for product review (I.E., for review of the Licensed Article(s)) and to work on specialized submissions for articles, including, but not limited to, trade magazines, newspapers, national magazines (I.E., People Magazine, US Magazine, TV Guide), store appearances, mall appearances, conventions, and radio and television appearances for Larry Harmon and/or the "Bozo" Character (subject to the availability of Larry Harmon and/or the "Bozo" Character and to the ability of Licensor to provide Larry Harmon and/or the "Bozo" Character for any such appearances - all such appearances shall be subject to a separate written Personal Appearance Agreement between Licensor and Falcon, a copy of which is attached to the License Agreement as EXHIBIT B) as part of the promotion of the Licensed Article(s).

         28. TERMINATION: This Agreement shall be subject to termination as follows:

                  (a) FAILURE TO DISTRIBUTE: Falcon shall have the right to terminate this Agreement forthwith:

                           (i) Should Distributor not have begun the bona fide
                  manufacturing, marketing and/or distribution of at least one
                  (1) of each of the Licensed Article(s) within one hundred twenty (120) calendar days from the execution of this Agreement, or

                           (ii) Falcon may terminate forthwith Distributor's
                  right to manufacture and distribute the Licensed Article(s) in the event that Distributor has not manufactured or has discontinued bona fide manufacturing, marketing, or distribution for any period of one hundred twenty (120) consecutive calendar days during the Term thereof.

                  (b) ACCOUNTING AND PAYMENT DEFAULTS: Should Distributor fail to make any payment when due or to deliver any of the statements of account when required, or to give full and complete access to Distributor's business premises and to its books and records as herein required, and should Distributor fail to fully and completely remedy the same within fifteen (15) days after said required due dates, then Falcon shall have the right to terminate this Agreement forthwith or at any time. Falcon shall grant Distributor the right to utilize said fifteen (15) day remedy period a maximum of two (2) times per year during the Term of this Agreement.

                  (c) OTHER DEFAULTS: Should Distributor fail to perform any other of its obligations under this Agreement, and should Distributor fail to fully and completely remedy the same within thirty (30) days after receipt of written notice thereof from Falcon, then Falcon shall have the right to terminate this Agreement forthwith and at any time.

                  (d) INSOLVENCY, ETC.: Should Distributor be unable to pay its liabilities when due or should Distributor make any assignment for the benefit of creditors, or file any petition under the bankruptcy or insolvency laws of the United States or of any State, or have, or suffer a receiver or trustee to be appointed for Distributor's business or property, whether in whole or in part, or be adjudicated a bankrupt or insolvent, or make a general assignment for the benefit of Distributor's creditors, or take or suffer any similar action, Falcon shall have the right to terminate this Agreement forthwith and at any time.

[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

                  (e) TERMINATION OF LICENSE AGREEMENT: This Agreement shall terminate immediately and without any further action by any party hereto upon the termination of the License Agreement for any reason, subject to the terms set forth in Article 4 above.

                  (f) INSUFFICIENT SALES: Falcon may terminate this Agreement forthwith and at any time in the event that Distributor's sales of Licensed Article(s) fails to generate sufficient Distribution Fees and Royalty Fees for Falcon to satisfy all of its payment obligations in the amounts and at the times the same become due (including any payment obligations during all Option Terms) under Articles 10(a) and 10(b) of the License Agreement, with reasonable notice to be provided to Distributor by Falcon of any such intended termination. Distributor may terminate this Agreement upon thirty (30) days notice to the other party if insufficient sales result in the first twelve (12) months of the Agreement to make the continuation of the Agreement commercially reasonable; PROVIDED, HOWEVER, if Distributor elects to terminate the Agreement on such basis, Distributor shall pay to Falcon a termination fee equal to **.

         No expiration or termination of this Agreement shall relieve Distributor of its obligations to pay to Falcon and Licensor those sums due to Falcon and Licensor pursuant to the provisions of Article 13; PROVIDED, HOWEVER, except as provided in Section 28(f) above, Distributor shall not be required to pay the Additional Advances if the Agreement is terminated prior to the payment deadline.

         29. SELL-OFF PERIOD: Upon the expiration or termination of this Agreement for any reason whatsoever, other than pursuant to Article 28 hereof and upon the express condition precedent (a) that Distributor shall promptly furnish to Falcon a full and complete inventory showing all Licensed Article(s), cartons, wrappers, labels, and advertising and promotional materials on hand and in the process of manufacture and (b) that Distributor shall continue in good faith to dispose of the Licensed Article(s), Distributor shall have and is hereby granted a period of ** calendar days as measured from the effective date of such termination or expiration to dispose of such Licensed Article(s). Distributor will not, in connection with disposing of the Licensed Article(s) under the provisions of this Article 29 offer or attempt to offer the same at net sales prices less than those previously established by Distributor for the Licensed Article(s) without first obtaining the written consent of Falcon and Licensor. During the period provided for Distributor's disposal of its stock of Licensed Article(s), Distributor is hereby granted the non-exclusive right in connection with such disposal only, to use the names and likenesses of the Characters, subject to all the provisions hereof, including but not limited to specifically Falcon's and Licensor's approval rights, and shall send to Falcon a complete and full accounting accompanied by monthly Distribution Fee and Royalty Fee payment for all transactions occurring during each of the sell-off months as defined hereinabove which shall be payable and sent to Falcon no later than ten
(10) days following the end of the previous sell-off month. Within ten (10) business days after the termination of the ** day sell-off period as defined hereinabove in this Article 29, Distributor will submit forthwith to Falcon a full and complete inventory of all remaining Licensed Article(s), including but not limited to any and all packaging, labels, advertising and promotional materials, in Distributor's possession and control bearing the BOZO name or

[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

Character and/or the BOZO'S BUDDIES' names or Characters. Within twenty (20) business days after the termination of the ** day sell-off period as defined hereinabove in this Article 29, Distributor further agrees to send to Falcon, at no cost to Falcon and freight prepaid, the above mentioned full and complete inventory of the Licensed Article(s), including but not limited to all Master DVDs and Master Video Tapes, any underlying materials of any kind or nature related to the Licensed Article(s), and any and all packaging, labels, advertising and promotional materials, bearing the BOZO name or Character and/or the BOZO'S BUDDIES' names or Characters.

         30. ASSIGNMENT OF RIGHTS: Distributor's rights hereunder are personal to Distributor. Accordingly, Distributor shall not have the right to assign or transfer any of its rights hereunder, nor shall any such right be assignable by operation of law.

         31. INDEPENDENT CONTRACTOR: Distributor is an independent contractor with respect to the rights granted to Distributor hereunder and with respect to the exercise of said rights. Distributor has no authority to bind or commit Falcon in any respect whatsoever, and Distributor shall not hold itself out as Falcon's agent, principal, partner, associate or joint venturer, or as having any power or authority to bind or commit Falcon.

         32. WAIVER. Any waiver express or implied, by any party hereto, of any breach by any other party hereto, of any provision herein contained shall not operate as a waiver with respect to any subsequent breach of the same or any other provision of this Agreement.

         33. NOTICES: All notices, statements, payments and communications which the parties may desire to transmit to each other shall be in writing and shall be sent by both fax and either by first class mail or by overnight express courier service, except where this Agreement expressly sets forth the specific manner of delivery, in which case, such manner of delivery must be followed. The effectiveness of such service or delivery shall be determined as in this Agreement specifically set forth. The addresses of the parties are as follows:

                  DISTRIBUTOR:      GENIUS PRODUCTS, INC.
                                    11250 El Camino Real, Suite 100
                                    San Diego, CA 92127
                                    Attention:  Klaus Moeller, CEO
                                    Phone No.:        (858) 793-8840
                                    Fax No.: (858) 793-8842

                  FALCON:           FALCON PICTURE GROUP, LLC
                                    974 Estes Court
                                    Schaumburg, IL 60193
                                    Attention:  Mr. Carl P. Amari
                                    Phone No.:        (847) 923-0400
                                    Fax No.: (847) 923-0353

                                    With a copy to:

                                    William A.  Kummerer
                                    Michael Best & Friedrich LLC
                                    401 North Michigan Avenue, Suite 1900
                                    Chicago, Illinois 60611

         All changes of address shall be communicated promptly to the other party, failing which, the addresses above set forth shall be deemed to be correct.

         34. PERPETUAL OBLIGATIONS: Distributor's obligations under Articles 19 and 21 of this Agreement shall survive the expiration or termination of this Agreement and shall be perpetual.

         35. NON-DISCLOSURE: During the Term of this Agreement or at any time after the expiration or termination of this Agreement, Distributor shall not disclose the terms, conditions, restrictions or economic details of this Agreement to any other party not related to Distributor; the only exceptions being, authorized agents, attorneys, auditors, accountants and representatives of Distributor and its employees with a need to know, or under order of a court of competent jurisdiction, or upon request from a governmental agency with the authority to make such a request, or as required by the rules of the Securities Exchange Commission.

         36. JURISDICTION. In the event of a dispute between the parties hereto arising out of or concerning this Agreement, each of the parties accepts and consents to the jurisdiction of the State or Federal courts of either: (a) the State of California in Los Angeles County or (b) the State of Illinois in Cook County. In such litigation, Distributor waives personal service of the summons, complaint or other process and agrees that the service thereof may be certified, or registered, or by telefax or express courier directed to Distributor at the address provided in this Agreement. Within thirty (30) days after such mailing, Distributor shall appear or answer such summons, complaint or other process.

         37. APPLICABLE LAWS: This Agreement constitutes the entire Agreement between the parties with respect to the subject thereof and all prior oral and written agreements, negotiations, discussions, understandings and commitments are superseded hereby. This Agreement may be amended only by an instrument in writing by all parties hereto. This Agreement shall be construed in accordance with the internal laws, and not the law of conflicts, of the State of California, United States of America.

         38. WAIVER OF CONFLICT. The parties each hereby acknowledge and agree as follows: (a) Michael Best & Friedrich LLC ("MBF") has represented and continues to represent Falcon with respect to this and other matters; (b) MBF has previously represented Distributor in general business matters but is not currently performing any legal services for Distributor; (c) MBF has been requested to represent Falcon (and NOT Distributor) in the negotiation and preparation of this Agreement; (d) MBF is willing to represent Falcon (and ONLY Falcon) in such matters PROVIDED that all of the parties acknowledge their understanding that there are potential conflicts of interest in connection with this representation due to MBF's prior representation of Genius; (e) MBF does not believe that its relationship with either Falcon or Distributor negatively affects MBF's ability to effectively represent Falcon in this matter; (f) Distributor has had the opportunity to (but has elected not to) retain its own legal counsel to represent Distributor in connection with this Agreement; (g) Distributor is not relying on MBF to provide legal advice, services or representation of any kind in these matters (and hereby acknowledges that MBF is acting adverse to Distributor, as counsel for Falcon); and (h) Distributor hereby waives any actual or potential conflict of interest that may relate to or arise from MBF's representation of Falcon.

         IN WITNESS WHEREOF, Distributor and Falcon have entered into this Agreement and Licensor has consented to this Agreement on the date set forth above.

FALCON PICTURE GROUP, INC.:

By:  ___________________________
Its:   _________________________

GENIUS PRODUCTS, INC.

By:  ___________________________
Its:   _________________________

                                    EXHIBIT A
                                    ---------

                                LICENSE AGREEMENT

                                 [Not provided]

                                    EXHIBIT B
                                    ---------

                          PERSONAL APPEARANCE AGREEMENT